Exhibit 10.1

EXECUTION COPY

GENERAL RELEASE OF ALL CLAIMS

     THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into as of August 10, 2004, by and between Endocare, Inc., a Delaware corporation (the “Company”), and Katherine G. Greenberg (“Employee”).

RECITALS

     WHEREAS, the Company and Employee previously executed and delivered an Employment Agreement (the “Employment Agreement”);

     WHEREAS, Employee decided to resign her employment with the Company;

     WHEREAS, pursuant to the terms and conditions of the Employment Agreement, Employee is entitled to certain severance payments in specific circumstances, subject to, among other things, Employee ‘s execution and delivery of this Release; and

     WHEREAS, by execution of this Release, Employee acknowledges and agrees that: (i) this Release is a compromise of claims, if any, which are in dispute; and (ii) the terms and conditions of this Release are in no way to be construed as an admission of liability or wrongdoing on the part of the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged by both parties, Employee and the Company agree as follows:

AGREEMENT

     1. Resignation from Employment. Employee and the Company hereby agree that Employee’s last day of employment with the Company was the date she resigned, August 10, 2004 (“Resignation Date”).

     2. Payments and Benefits to Employee.

          a. Salary and Benefits. The Company shall continue to pay Employee her current base salary of $185,000 per year, via semi-monthly salary continuation payments, subject to all applicable withholdings, for a period of twelve (12) months following her Resignation Date (the “Severance Period”). In addition, during the period of salary continuation, the Company will compensate Employee in the amount of $500.00/month for a period of twelve (12) months, as payment for the car allowance she had been receiving while employed. If Employee elects COBRA continuation coverage during the Severance Period, the Company will reimburse Employee for the monthly cost of such coverage, up to a maximum of the monthly amount the Company paid for such coverage on Employee’s behalf as of the Resignation Date. Employee understands and agrees that Employee shall be fully responsible for making the total necessary premium payments in order to continue such coverage. Nothing herein shall limit the right of the

Company to change the provider and/or the terms of its group health insurance plans at any time hereafter. Employee shall not continue to accrue Paid Time Off or any other benefits during the Severance Period.

          b. Final Paycheck. On August 10, 2004, the Company will deliver Employee’s final paycheck. The amount will represent all accrued wages, salary, accrued but unused Paid Time Off pay, and any similar payments due and owing to Employee from the Company as of the Separation Date. The Company will deduct normal withholdings and appropriate deductions from the final paycheck.

          c. Stock Option Vesting. Employee will continue to vest in all previously granted stock options through July 31, 2005. Employee understands and agrees that there a 90-day period of time after July 31, 2005 in which to exercise all or a portion of Employee’s vested stock options, and acknowledges that Employee has a copy of the Company’s stock option plan. Employee acknowledges that the Company does not currently have a valid registration statement on file with the SEC. The Company is currently eligible to file a registration statement on Form 8. In the first registration statement on Form S-8 that the Company files following the Resignation Date, the Company agrees to register the Company’s sale to Employee of the Shares (as defined in the Stock Option Award Agreement between the Employee and the Company dated March 3, 2003 and amended on September 14, 2003) upon exercise of Employee’s stock options to the greatest extent permitted by law. Notwithstanding the foregoing, the Company shall not be required to register Employee’s resale of any Shares acquired upon any exercise of stock options that occurs prior to the Company’s filing of a registration statement on Form S-8. Accordingly, Employee understands that, if she exercises any stock options prior to the Company’s filing of a registration statement on Form S-8, then the Shares received upon such exercise will be restricted securities and the Company shall have no obligation to register such restricted securities for resale.

          d. Any provision of this Agreement to the contrary notwithstanding, Employee shall retain all rights to which she would otherwise be entitled to be indemnified and held harmless by the Company and its Insurers from and against any liabilities, claims, demands, actions, loss or damage incurred in the scope of arising out of or on account of her employment, including, without limitation, such rights as she would have arising from the terms of the Indemnification Agreement between the Company and the Employee on March 3, 2003.

          e. No Other Payments of Benefits. Employee expressly acknowledges that the payment and benefits set forth in this agreement include payments and benefits to which she is not otherwise entitled. Employee also agrees that she is not entitled, either pursuant to company policy, prior contracts, other agreements or otherwise, to any other payment, benefit or consideration in connection with her employment or the resignation of her employment from the Company.

     3. Return of Company Property. Employee agrees to promptly return all Company property remaining in Employee’s possession, including but not limited to credit cards, hardware, software, key fobs, office keys, data, contracts, emails, documents and computer-generated materials. Employee also agrees to promptly return any subsequently discovered Company property.

     4. Release of the Company by Employee.

          a. Except for her right to be indemnified and held harmless, as more particularly set forth at paragraph 2.d., above, which is expressly reserved. Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and its affiliates, directors, officers, employees, agents, attorneys, representatives, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between Employee and the Company to date, including, but not limited to, Employee ‘s employment with the Company, the termination of said employment and/or claims of emotional and/or physical distress related to such employment or termination. This Release is intended to have the broadest possible application and includes, but is not limited to, any internal grievance of any kind, as well as any claim for severance pay, unpaid salary, bonuses, or other benefits, breach of contract, wrongful termination, tortious discharge, defamation, infliction of emotional distress, fraud, conspiracy, or sexual or other harassment or employment discrimination arising under federal, state or local law, including the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act. Additionally, this Release specifically applies to any claims for age discrimination in employment, including, without limitation, any claims arising under the Age Discrimination in Employment Act.

          b. The release set forth above includes the waiver of all known and unknown Claims, including an express waiver of Employee’s rights under California Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor.

Employee has read and understands Section 1542, and agrees to waive all rights under Section 1542.

          c. Employee does certify that she has read all of this Release, and that she fully understands all of the same. Employee hereby expressly agrees that this Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now known.

          d. Employee further declares and represents that no promise, inducement or agreement not herein expressed has been made to her and that this Release contains the full and entire agreement between the Parties relating to Employee ‘s release of claims, and that the terms of this Release are contractual and not a mere recital.

     5. Review and Revocation Periods. Employee represents, acknowledges and agrees that: (i) the Company has advised her, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Employee has desired, Employee has done so; (ii) the Company has given Employee twenty-one (21) days to review and consider this Release before signing it, and Employee understands that she may use as much of this twenty-one (21) day period as she wishes prior to signing; (iii) that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause her to sign this Release; (vi) that she has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and (v) she is executing this Release voluntarily, and free of any duress or coercion. For a period of seven (7) days following the execution of this Release, Employee may revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Employee.

     6. Full and Complete Defense. This Release may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by Employee against the Company.

     7. Tax Indemnification. As part of this Release, Employee agrees to indemnify, hold harmless, and, at the Company’s request, defend the Company and its affiliates, directors, officers, employees, agents, attorneys, representatives, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from and against any and all loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way connected with any federal or state income or other taxes payable or claimed to be payable as a result of any consideration that the Company pays to Employee pursuant to this Release or the Employment Agreement.

     8. Amendments. This Release may not be amended or waived except by a writing signed both by Employee and by a duly authorized officer of the Company. Failure to exercise any right under this Release shall not constitute a waiver of such right. Any waiver of any breach of this Release shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for either party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

     9. Assignment; Binding Effect. Employee agrees that she shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Release. This Release may be assigned or transferred by the Company; and nothing in this Release shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

     10. Nondisparagement. Employee agrees that she will not make any negative, derogatory or disparaging statements, publications or comments, regarding the Company, or any of its officers, directors, employees or products, or regarding her employment with the Company, to any person or entity. The Company agrees that, except as required by law, it will not make any negative, derogatory or disparaging statements, publications or comments regarding Employee. This specifically includes, but is not limited to, statements, publications or comments made to any media entity, the Company’s management or staff, physicians or medical staff, or any member of the healthcare community. Employee also agrees that during the Severance

Period, she will not communicate with any of the Company’s employees or agents, with the exception of Suzanne Ryberg and Steve Rowles or as contemplated by Section 11 below, regarding any matter related to her employment, her resignation, or the Company’s business. It is understood and agreed that the provisions of this paragraph are a material term of this Agreement and that any breach of these terms shall constitute a material breach and shall give the Company the right to cease paying any benefits under this Agreement, in addition to any other rights or remedies. This section will in no way prevent Employee from testifying truthfully pursuant to an enforceable subpoena.

     11. Cooperation. Employee agrees that she will fully cooperate with all efforts to successfully transition her former position to her successor with the least disruption possible to business operations and the Company’s business. Such acts may include, but not be limited to: (i) participating in meetings or telephone conferences; (ii) reviewing, preparing or executing document; and (iii) providing assistance in connection with any litigation, investigation or audit involving the Company, or any of its affiliates, directors, officers, employees, agents, attorneys, representatives, stockholders, insurers, division, successor and/or assigns and any related holding, parent or subsidiary corporations. During the term that she is receiving severance payments from the Company, Employee shall make herself reasonably available to answer questions or provide information to the Company. Additionally, throughout the time that Employee is receiving severance payments from the Company, she will not take any actions detrimental to the interests of the Company. It is understood and agreed that this paragraph is a material term of this Agreement and that any breach of this paragraph shall constitute a material breach and shall give the Company the right to cease paying any benefits under this Agreement, in addition to any other rights or remedies. Employee will be reimbursed for any documented out-of-pocket expense incurred in the course of her activities pursuant to this Section 11 in accordance with the Company’s standard practice.

     12. Continuing Effect of Paragraph 6 of Employee’s Employment Agreement. Nothing in this Agreement shall be construed to supersede or modify Employee’s obligations under Paragraph 6 of her Employment Agreement, entered into on March 3, 2003. The provisions of Paragraph 6 shall be deemed incorporated by reference into this Agreement and shall be deemed a material term of this Agreement. Accordingly, it is agreed that those paragraphs any breach of this paragraph shall constitute a material breach and shall give the Company the right to cease paying any benefits under this Agreement, in addition to any other rights or remedies.

     13. Severability. If any provision of this Release shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Release shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

     14. Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of law principles.

     15. Interpretation. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against either party to this agreement. Sections and section headings contained in this Release are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Release. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

     16. Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original of this Release, but all of which together shall constitute one and the same instrument.

     17. Authority. Each party to this agreement represents and warrants that they have the right, power and authority to enter into and execute this Release and to perform and discharge all of the obligations hereunder; and that this Release constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

     18. Entire Agreement. This Release is intended to be the final, complete and exclusive statement of the terms set forth herein and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

     19. Opportunity to Consult Legal Counsel. Employee acknowledges that she has had the opportunity to consult legal counsel concerning this Release, that she has read and understands this Release, that she is fully aware of its legal effect and that she has entered into this Release freely based on her own judgment and not on any representations or promises other than those contained in this Release.

     IN WITNESS WHEREOF, the Company and Employee hereby execute this Release as of the date first above written.

ENDOCARE, INC.		EMPLOYEE:

By:	/s/ Craig T. Davenport	/s/ Katherine G. Greenberg

	Craig T. Davenport Chief Executive Officer	Katherine G. Greenberg

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